Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Announces

Accelerated Share Repurchase

DALLAS (July 1, 2010)—Atmos Energy Corporation (NYSE: ATO) today entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. to repurchase $100 million of its outstanding common stock. The specific number of shares that Atmos Energy ultimately will repurchase in the transaction will be based generally on the average of the daily volume-weighted average share price of Atmos Energy’s common stock over the duration of the agreement. The agreement is scheduled to end in March 2011, although the end date may be accelerated. As a result of this transaction, Atmos Energy’s weighted-average shares outstanding will be reduced over the remaining three months of fiscal 2010. Assuming a volume-weighted average share price equal to yesterday’s closing share price of $27.04, Atmos Energy expects the repurchase transaction to add from $0.01 to $0.02 to fiscal 2010 earnings per diluted share.

“The accelerated share repurchase is designed to offset stock grants made under the Company’s various employee and director incentive compensation plans and will allow us to optimize our capital structure to increase shareholder value,” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements, including management’s expectations regarding the accelerated share buyback agreement, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to the market price of the company’s common stock as well as the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and in the company’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2010. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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